Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS ADJUSTED BOOK VALUE PER SHARE

OF $447, UP 1.6% IN THE QUARTER

HAMILTON, Bermuda (April 29, 2011) — White Mountains Insurance Group, Ltd. reported an adjusted book value per share of $447 at March 31, 2011, an increase of 1.6% for the first quarter of 2011, including dividends.

Ray Barrette, Chairman and CEO, commented, “It was a good quarter, as we grew adjusted book value despite big earthquakes in Japan and New Zealand. White Mountains Re’s combined ratio was 132%, driven by catastrophe losses.  However, the much weaker U.S. dollar boosted results, offsetting a good part of those losses.  OneBeacon posted a strong 3.5% growth in book value per share and a 94% combined ratio.  Esurance’s adjusted combined ratio improved to 102% and premiums grew 6% on strong new policy sales at both Esurance and Answer Financial.  Investment returns were good. We bought back almost 250,000 shares in the quarter, adding about $3 to adjusted book value per share.”

Adjusted comprehensive income was $34 million in the first quarter of 2011 compared to an adjusted comprehensive loss of $51 million in the first quarter of last year, while net loss was $28 million compared to $40 million in the first quarter of last year.

OneBeacon

OneBeacon’s book value per share increased 3.5% in the first quarter, including dividends. The GAAP combined ratio was 94% for the first quarter of 2011 compared to 112% for the first quarter of last year. The improved combined ratio was due to better current accident year results.  Catastrophe losses added 3 points to the combined ratio in the first quarter of 2011 compared to 10 points in the first quarter of last year.  The first quarter of 2011 included 2 points of favorable loss reserve development compared to 1 point for the first quarter of last year.  The expense ratio increased by one point compared to the first quarter of last year.

Mike Miller, CEO of OneBeacon, said, “We had a strong quarter, delivering 3.5% growth in book value per share. We reported a 94% combined ratio, reflecting good results from our various specialty businesses and no drag from the run-off.  During the quarter, we announced—and have since completed—a cash tender offer for $150 million of our outstanding senior notes, further reducing our debt to capital.  Our balance sheet remains in great shape.”

Net written premiums were $278 million in the first quarter of 2011, a decrease of 25% from the first quarter of last year, reflecting the sale of Personal Lines. Specialty Insurance Operations premiums decreased by 1%.

White Mountains Re

White Mountains Re’s GAAP combined ratio for the first quarter of both 2011 and 2010 was 132%, as both periods were significantly impacted by catastrophe losses.  Catastrophe losses in the first quarter of 2011 included $80 million related to the Japan earthquake and tsunami, $42 million related to the February 2011 New Zealand earthquake and $3 million related to floods and cyclone Yasi in Australia.  Catastrophe losses in the first quarter of 2010 were principally from the Chilean earthquake and European windstorm Xynthia.  The first quarter of 2011 also included 5 points of favorable loss reserve development compared to 3 points for the first quarter of last year.

White Mountains Re’s recorded property losses from the earthquake and tsunami in Japan are currently estimated principally using third party and internal catastrophe models, applying overall estimates of industry insured losses to White Mountains Re’s exposure information. The modeled portion of the property loss estimate is based upon an industry loss event of $35 billion, currently the upper end of the AIR and RMS estimates of insured losses. The overall loss estimate also includes estimated losses for marine, accident and health, aviation and contingency lines.  Catastrophe exposure modeling and loss estimation is inherently uncertain, and as claims are reported and settled, White Mountains Re’s estimates could change, maybe materially.

Allan Waters, CEO of White Mountains Re, said, “While the extent of the devastation in Japan makes our initial loss estimate particularly difficult to pin down at this point, the impact will remain manageable under any foreseeable scenario.  We were intentionally underweighted in Japan, New Zealand and Australia.  We continue to be strongly capitalized and well positioned to take advantage of underwriting opportunities in the market.”

Gross written premiums were down 4% for the first quarter of 2011, while net written premiums were down 1%. These decreases were primarily due to property lines, where ceding companies are reducing their writings and restructuring programs to retain more net exposure.

Esurance

Esurance’s adjusted combined ratio was 102% for the first quarter of 2011 compared to 106% for the first quarter of last year.  The loss and LAE ratio was 73% for the first quarter of 2011 compared to 76% for the first quarter of last year. The decrease was primarily due to rate increases put into effect in 2010 across a number of states, especially Florida.  The first quarter of 2011 included 3 points of favorable loss reserve development compared to 2 points for the first quarter of last year.  Other revenues increased to $18 million in the first quarter of 2011 from $14 million in the first quarter of last year, primarily from an increase in referral fees.  New policy sales increased 15% in the Esurance segment, driven by a 40% increase at Answer Financial.

Gary Tolman, CEO of Esurance, said, “I was pleased with our results for the first quarter.  We had good top-line growth at both Esurance and Answer Financial, driven by strong new policy sales.  Answer Financial achieved record results in the quarter for new auto policy sales.  Esurance’s adjusted combined ratio improved by 4 points compared to last year.  We continue to compete successfully with our unique choice offering in a competitive personal auto insurance market.”

Controlled premiums, which include policies sold by Answer Financial, were $348 million in the first quarter of 2011, up 9% compared to $320 million in the first quarter of last year.  Gross premiums written by Esurance were $247 million in the first quarter of 2011, a 6% increase from the first quarter of last year.  As of March 31, 2011, the segment had 892,000 policies-in-force, up 6% in the first quarter of 2011.

In 2010, Esurance began reporting its expense and combined ratios on an adjusted basis, deducting referral fee revenues from acquisition expenses in order to better reflect this growing benefit, which is a by-product of its advertising expenditures.  See “Regulation G” below.

Other Operations

White Mountains’ Other Operations segment reported a pre-tax loss of $15 million in the first quarter of 2011, compared to a pre-tax loss of $14 million in the first quarter of last year.  The increase in the loss for the first quarter of 2011 was mainly due to losses reported at WM Life Re, mostly offset by increased net investment income and higher investment gains. WM Life Re reported $9 million of pre-tax loss in the first quarter of 2011, compared to $3 million of pre-tax loss in the first quarter of last year. WM Life Re’s results for the first quarter of 2011 were adversely affected by increased volatility in equity, fixed income and foreign exchange markets, particularly in Japanese markets following the earthquake and tsunami.

During the first quarter of 2011, White Mountains repurchased and retired 246,284 of its common shares for $86 million under its share repurchase program at an average share price of $349, which was approximately 78% of White Mountains’ March 31, 2011 adjusted book value per share.

Investment Activities

The GAAP total return on invested assets for the first quarter of 2011 was 2.0%, which included 0.8% of currency gains, compared to 1.4% for the first quarter of last year, which included 0.3% of currency losses.

Manning Rountree, President of White Mountains Advisors, said, “Investments performed well in the quarter.  We had nice contributions from all areas.  The fixed income portfolio returned 0.6% in local currencies, outperforming the Barclay’s Intermediate Aggregate Index during the quarter with roughly half the duration risk.  The portfolio continues to have short duration relative to peers and high credit quality.  The total equity portfolio returned 4.6% in the quarter.  Dollar weakening again provided a tailwind, boosting returns by 0.8%.  We like the current positioning of our portfolio.”

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the company’s website located at www.whitemountains.com. White Mountains expects to file its Form 10-Q with the Securities and Exchange Commission on or before May 10, 2011 and urges shareholders to refer to that document for more complete information concerning its financial results.

Regulation G

This earnings release includes four non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures.  White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

Adjusted book value per share is a non-GAAP financial measure which is derived by expanding the calculation of GAAP book value per share to exclude equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes.  In addition, the number of common shares outstanding used in the calculation of adjusted book value per share are adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. The reconciliation of adjusted book value per share to GAAP book value per share is included on page 7.

Adjusted comprehensive income (loss) is a non-GAAP financial measure that excludes the change in equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, from comprehensive income (loss) attributable to White Mountains’ common shareholders.  The reconciliation of adjusted comprehensive income (loss) to GAAP comprehensive income (loss) attributable to White Mountains’ common shareholders is included on page 8.

Esurance’s adjusted expense ratio and adjusted combined ratio are non-GAAP financial measures. To calculate the adjusted expense ratio and adjusted combined ratio, acquisition expenses are reduced by referral fee revenue. Referral fee revenue, which is recorded as a component of other revenues under GAAP, represents fees that Esurance receives for referring customers for whom it does not write policies to other insurance carriers and aggregators.  Management believes that Esurance’s adjusted expense ratio and adjusted combined ratio are better measures to evaluate Esurance’s underwriting results than its GAAP expense ratio and GAAP combined ratio because the expenses that are incurred to acquire policyholders at Esurance, particularly advertising expenses, also lead to referral fee revenue.  The reconciliation of Esurance’s adjusted expense ratio and adjusted combined ratio to its GAAP expense ratio and GAAP combined ratio follows:

	Three Months Ended March. 31,
	2011	2010
GAAP expense ratio	32%	31%
Referral fees	(3)%	(1)%
Adjusted expense ratio	29%	30%
GAAP combined ratio	105%	107%
Referral fees	(3)%	(1)%
Adjusted combined ratio	102%	106%

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements.  The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements.  These forward-looking statements include, among others, statements with respect to White Mountains’:

•                  change in adjusted book value per share or return on equity;

•                  business strategy;

•                  financial and operating targets or plans;

•                  incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•                  projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                  expansion and growth of our business and operations; and

•                  future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•                  the risks associated with Item 1A of White Mountains’ 2010 Annual Report on Form 10-K;

•                  claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;

•                  the continued availability of capital and financing;

•                  general economic, market or business conditions;

•                  business opportunities (or lack thereof) that may be presented to it and pursued;

•                  competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•                  changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•                  an economic downturn or other economic conditions adversely affecting its financial position;

•                  recorded loss reserves subsequently proving to have been inadequate;

•                  actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch;

•                  other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations.  White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions, except share amounts)

(Unaudited)

	March 31,	December 31,	March 31,
	2011	2010	2010
Assets

Fixed maturity investments	$6,417.0	$6,379.9	$5,828.3
Short-term investments	998.2	1,106.3	2,102.2
Common equity securities	756.6	710.0	577.1
Convertible fixed maturity investments	156.0	160.2	238.1
Other long-term investments	343.4	376.1	382.6

Total investments	8,671.2	8,732.5	9,128.3

Cash	452.5	434.8	345.0
Reinsurance recoverable on unpaid losses	2,338.6	2,377.1	2,919.6
Reinsurance recoverable on paid losses	31.9	64.4	49.7
Insurance and reinsurance premiums receivable	838.2	635.4	1,004.5
Funds held by ceding companies	106.6	118.7	103.9
Investments in unconsolidated affiliates	394.9	389.7	365.8
Deferred acquisition costs	233.5	210.8	298.3
Deferred tax asset	480.6	499.7	551.1
Ceded unearned insurance and reinsurance premiums	188.8	184.7	236.4
Value of acquired business in force - Answer Financial	23.3	25.4	32.7
Accounts receivable on unsettled investment sales	49.9	40.0	112.3
Other assets	787.4	820.9	675.2

Total assets	$14,597.4	$14,534.1	$15,822.8

Liabilities

Loss and loss adjustment expense reserves	$6,212.3	$6,187.2	$7,091.0
Unearned insurance and reinsurance premiums	1,314.4	1,140.3	1,698.6
Debt	818.8	818.8	1,026.1
Deferred tax liability	369.2	373.2	339.6
Ceded reinsurance payable	224.8	221.0	227.3
Funds held under reinsurance treaties	84.5	88.0	103.7
Accounts payable on unsettled investment purchases	99.0	22.4	37.1
Other liabilities	1,265.3	1,422.4	1,044.5

Total liabilities	10,388.3	10,273.3	11,567.9

White Mountains’ common shareholders’ equity

White Mountains’ common shares and paid-in surplus	1,320.6	1,359.0	1,432.3
Retained earnings	2,094.2	2,175.6	2,148.2
Accumulated other comprehensive income (loss), after tax:
Equity in net unrealized gains from Symetra’s fixed maturity portfolio net of applicable taxes	58.5	58.5	23.8
Net unrealized foreign currency translation gains (losses) and other	121.9	59.9	(6.0)

Total White Mountains’ common shareholders’ equity	3,595.2	3,653.0	3,598.3

Noncontrolling interests
Noncontrolling interest - OneBeacon Ltd.	300.3	295.0	346.3
Noncontrolling interest - WMRe Group Preference Shares	250.0	250.0	250.0
Noncontrolling interest - consolidated limited partnerships and A.W.G Dewar	63.6	62.8	60.3

Total noncontrolling interests	613.9	607.8	656.6

Total equity	4,209.1	4,260.8	4,254.9

Total liabilities and equity	$14,597.4	$14,534.1	$15,822.8

WHITE MOUNTAINS INSURANCE GROUP, LTD.

BOOK VALUE AND ADJUSTED BOOK VALUE PER SHARE

(Unaudited)

	March 31,	December 31,	March 31,
	2011	2010	2010
Book value per share numerators (in millions):

White Mountains’ common shareholders’ equity - book value per share numerator	$3,595.2	$3,653.0	$3,598.3
Equity in net unrealized losses from Symetra’s fixed maturity portfolio, net of applicable taxes	(58.5)	(58.5)	(23.8)
Adjusted book value per share numerator(1)	$3,536.7	$3,594.5	$3,574.5

Book value per share denominators (in thousands of shares):

Common shares outstanding - book value per share denominator	7,975.5	8,194.9	8,775.6
Unearned restricted common shares	(58.2)	(36.5)	(69.6)
Adjusted book value per share denominator(1)	7,917.3	8,158.4	8,706.0

Book value per share	$450.78	$445.76	$410.04
Adjusted book value per share	$446.70	$440.59	$410.59

(1) Excludes out of-the-money stock options.

(more)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(millions, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Revenues:
Earned insurance and reinsurance premiums	$695.5	$864.7
Net investment income	53.5	60.6
Net realized and unrealized investment gains	22.7	87.0
Other revenue	10.7	24.5

Total revenues	782.4	1,036.8
Expenses:
Loss and loss adjustment expenses	526.5	703.2
Insurance and reinsurance acquisition expenses	140.2	181.1
Other underwriting expenses	94.6	115.9
General and administrative expenses	35.8	41.4
Amortization of Answer Financial purchase accounting adjustments and accretion of fair value adjustment to loss and lae reserves	4.7	5.7
Interest expense on debt	13.1	16.3

Total expenses	814.9	1,063.6

Pre-tax loss	(32.5)	(26.8)

Income tax benefit	9.0	.2

Loss before equity in earnings of unconsolidated affiliates	(23.5)	(26.6)
Equity in earnings (loss) of unconsolidated affiliates	6.7	(11.6)

Net loss	(16.8)	(38.2)
Net income attributable to noncontrolling interests	(11.4)	(1.4)
Net loss attributable to White Mountains’ common shareholders	(28.2)	(39.6)

Comprehensive income, net of tax:
Change in equity in net unrealized gains from investments in unconsolidated affiliates	—	32.9
Change in foreign currency translation and other	62.0	(11.6)

Comprehensive income (loss)	33.8	(18.3)
Comprehensive income attributable to noncontrolling interests	—	—
Comprehensive income (loss) attributable to White Mountains’ common shareholders	33.8	(18.3)

Change in equity in net unrealized losses from Symetra’s fixed maturity portfolio	—	(32.8)

Adjusted comprehensive income (loss)	$33.8	$(51.1)

Basic loss per common share	$(3.51)	$(4.48)

Diluted loss per common share	$(3.51)	$(4.48)

Dividends declared and paid per common share	$1.00	$1.00

WHITE MOUNTAINS INSURANCE GROUP, LTD.

QTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)

(in millions)

(Unaudited)

For the Three Months Ended March 31, 2011

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$263.5	$222.7	$209.3	$—	$695.5
Net investment income	21.0	22.0	5.5	5.0	53.5
Net realized and unrealized investment gains (losses)	23.1	(1.9)	(2.3)	3.8	22.7
Other revenue - foreign currency translation loss	—	(3.9)	—	—	(3.9)
Other revenue - referral fee revenue	—	—	6.1	—	6.1
Other revenue - Tuckerman Fund I	—	—	—	4.1	4.1
Other revenue - Symetra warrants	—	—	—	(1.2)	(1.2)
Other revenue	.8	.3	11.6	(7.1)	5.6

Total revenues	308.4	239.2	230.2	4.6	782.4

Expenses:
Loss and loss adjustment expenses	144.6	228.0	153.9	—	$526.5
Insurance and reinsurance acquisition expenses	51.0	41.7	47.5	—	140.2
Other underwriting expenses	52.4	23.8	18.4	—	94.6
General and administrative expenses - Tuckerman Fund I	—	—	—	3.9	3.9
General and administrative expenses	2.3	4.6	9.7	15.3	31.9
Amortization of Answer Financial purchase accounting adjustments	—	—	2.6	—	2.6
Accretion of fair value adjustment to loss and lae reserves	—	2.1	—	—	2.1
Interest expense on debt	6.3	6.5	—	.3	13.1

Total expenses	256.6	306.7	232.1	19.5	814.9

Pre-tax income (loss)	$51.8	$(67.5)	$(1.9)	$(14.9)	$(32.5)

For the Three Months Ended March 31, 2010

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$453.2	$212.6	$198.9	$—	$864.7
Net investment income	28.3	22.6	6.3	3.4	60.6
Net realized and unrealized investment gains (losses)	42.4	40.1	4.6	(.1)	87.0
Other revenue - foreign currency translation loss	—	(6.5)	—	—	(6.5)
Other revenue - referral fee revenue	—	—	3.4	—	3.4
Other revenue - Tuckerman Fund I	—	—	—	4.1	4.1
Other revenue - Symetra warrants	—	—	—	—	—
Other revenue	(.8)	12.9	11.0	.4	23.5

Total revenues	523.1	281.7	224.2	7.8	1,036.8

Expenses:
Loss and loss adjustment expenses	333.7	218.2	151.3	—	$703.2
Insurance and reinsurance acquisition expenses	97.5	41.5	42.1	—	181.1
Other underwriting expenses	74.2	21.4	20.3	—	115.9
General and administrative expenses - Tuckerman Fund I	—	—	—	4.0	4.0
General and administrative expenses	4.3	7.3	8.3	17.5	37.4
Amortization of Answer Financial purchase accounting adjustments	—	—	3.6	—	3.6
Accretion of fair value adjustment to loss and lae reserves	—	2.1	—	—	2.1
Interest expense on debt	9.1	6.9	—	.3	16.3

Total expenses	518.8	297.4	225.6	21.8	1,063.6

Pre-tax income (loss)	$4.3	$(15.7)	$(1.4)	$(14.0)	$(26.8)

WHITE MOUNTAINS INSURANCE GROUP, LTD.

SUMMARY OF RATIOS AND PREMIUMS

(Dollars in millions)

(Unaudited)

	Three Months Ended March 31, 2011			Three Months Ended March 31, 2010
	Other			Other
OneBeacon	Specialty	Ins Ops (1)	Total	Specialty	Ins Ops	Total
GAAP Ratios
Loss and LAE	55%	n/m	55%	58%	91%	74%
Expense	39%	n/m	39%	38%	38%	38%
Combined	94%	n/m	94%	96%	129%	112%

Net written premiums	$258.3	$19.8	$278.1	$260.3	$111.2	$371.5
Earned premiums	$241.9	$21.6	$263.5	$235.9	$217.3	$453.2

(1) OneBeacon’s Other Insurance Operations consist primarily of business in run-off.  Accordingly, GAAP ratios are not meaningful.

	Three Months Ended
	March 31,
White Mountains Re	2011	2010
GAAP Ratios
Loss and LAE	102%	103%
Expense	30%	29%
Combined	132%	132%

Gross written premiums	$443.4	$462.1
Net written premiums	$337.4	$342.1
Earned premiums	$222.7	$212.6

	Three Months Ended
	March 31,
Esurance	2011	2010
Adjusted Ratios (2)
Loss and LAE	73%	76%
Expense	29%	30%
Combined	102%	106%

Gross written premiums	$246.8	$232.1
Net written premiums	$245.9	$231.3
Earned premiums	$209.3	$198.9

(2) Adjusted expense and combined ratios include acquisition expenses net of referral fee revenue

(end)